Exhibit 16.1

March 31, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of San Lotus Holding, Inc. pertaining to our firm included under Item 4.01 of Form 8-K/A to be filed on or about March 31, 2014, regarding the recent change of auditors. We agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/  KCCW Accountancy Corp

KCCW Accountancy Corp